Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR WITHOUT AN EXEMPTION THEREFROM OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 19333, AS AMENDED

_________ __, 20__	_______ WARRANTS

CLEARVIEW ACQUISITIONS, INC.

This Warrant Certificate certifies that _____________ (the “Warrantholder”), is the registered holder of _______ Warrants (the “Warrants”) to purchase shares (the “Warrant Shares”) of Common Stock of Clearview Acquisitions, Inc., a Nevada corporation (the “Company”).  Each Warrant entitles the holder, subject to the satisfaction of the conditions to exercise set forth herein, to purchase from the Company at any time or from time to time on and after the date hereof (the “Warrant Commencement Date”) and terminate on or prior to 5:00 p.m., Eastern time, on December __, 2014 (the “Warrant Expiration Date”) one fully paid and nonassessable Warrant Share at an exercise price of $0.75 per Warrant Share (the “Exercise Price”).  The number of Warrant Shares for which each Warrant is exercisable and the Exercise Price are subject to adjustment as provided herein.

Warrants may be exercised, in whole or in part (but not as to any fractional part of a Warrant), at any time or from time to time on and after the Warrant Commencement Date and on or prior to 5:00 p.m., Eastern time, on the Warrant Expiration Date. Notwithstanding anything contained herein to the contrary, this Warrant shall only be exercised and all the rights granted to the holder shall only vest when and if the Warrantholder converts the 9% Convertible Note dated the date hereof issued by the Company to the Warranholder in exchange for the 12% Convertible Note issued by Helix Winds, Inc.

In order to exercise any Warrant, Warrantholder shall deliver to the Company at its office the following: (i) a written notice in the form of the Election to Purchase appearing at the end of the form of Warrant Certificate of such Warrantholder’s election to exercise the Warrants, which notice shall specify the number of such Warrantholder’s Warrants being exercised; (ii) representations to the Company regarding the Warrant Shares in form and substance satisfactory to the Company; (iii) this Warrant Certificate and (iv) payment of the aggregate Exercise Price. Payment of the Exercise Price with respect to Warrants being exercised hereunder shall be made by the payment to the Company, in cash, by check or wire transfer, of an amount equal to the Exercise Price multiplied by the number of Warrants then being exercised.  Upon receipt thereof, the Company shall, as promptly as practicable, execute and deliver or cause to be executed and delivered, to or upon the written order of Warrantholder, and in the name of Warrantholder or Warrantholder’s designee, a stock certificate or stock certificates representing the number of Warrant Shares to be issued on exercise of the Warrant(s).  If the Warrant Shares shall in accordance with the terms thereof have become automatically convertible into shares of the Company’s Common Stock prior to the time a Warrant is exercised, the Company shall in lieu of issuing shares of Common Stock, issue to the Warrantholder or its designee on exercise of such Warrant, a stock certificate or stock certificates representing the number of shares of Common Stock into which the Warrant Shares issuable on exercise of such Warrant are convertible.  The certificates issued to Warrantholder or its designee shall bear any restrictive legend required under applicable law, rule or regulation.  The stock certificate or certificates so delivered shall be registered in the name of Warrantholder or such other name as shall be designated in said notice.  A Warrant shall be deemed to have been exercised and such stock certificate or stock certificates shall be deemed to have been issued, and such holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date that such notice, together with payment of the aggregate Exercise Price and the Warrant Certificate or Warrant Certificates evidencing the Warrants to be exercised, is received by the Company as aforesaid.  If the Warrants evidenced by any Warrant Certificate are exercised in part, the Company shall, at the time of delivery of the stock certificates, deliver to the holder thereof a new Warrant Certificate evidencing the Warrants that were not exercised or surrendered, which shall in all respects (other than as to the number of Warrants evidenced thereby) be identical to the Warrant Certificate being exercised.  Any Warrant Certificates surrendered upon exercise of Warrants shall be canceled by the Company.

No Warrant may be sold, pledged, hypothecated, assigned, conveyed, transferred or otherwise disposed of without the agreement of the Company.

All rights of Warrantholder with respect to any Warrant that has not been exercised, on or prior to 5:00 p.m., Eastern time, on the Warrant Expiration Date shall immediately cease and such Warrants shall be automatically cancelled and void.

Adjustment for Stock Splits, Stock Dividends, Recapitalizations.  The number of Warrant Shares issuable upon exercise of each Warrant and the Exercise Price shall each be proportionately adjusted to reflect any stock dividend, stock split, reverse stock split, recapitalization or the like affecting the number of outstanding shares of Common Stock that occurs after the date hereof.

Adjustments for Reorganization, Consolidation, Merger.  If after the date hereof, the Company (or any other entity, the stock or other securities of which are at the time receivable on the exercise of the Warrants), consolidates with or merges into another entity or conveys all or substantially all of its assets to another entity, then, in each such case, Warrantholder, upon any permitted exercise of a Warrant (as provided herein), at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of the Warrant prior to such consummation, the stock or other securities or property to which such Warrantholder would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if such Warrantholder had exercised the Warrant immediately prior thereto, all subject to further adjustment as provided in this Section.  The successor or purchasing entity in any such reorganization, consolidation, merger or conveyance (if other than the Company) shall duly execute and deliver to Warrantholder a written acknowledgment of such entity’s obligations under the Warrants and this Agreement.

Notice of Certain Events.   Upon the occurrence of any event resulting in an adjustment in the number of Warrant Shares (or other stock or securities or property) receivable upon the exercise of the Warrants or the Exercise Price, the Company shall promptly thereafter (i) compute such adjustment in accordance with the terms of the Warrants, (ii) prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, and (iii) mail copies of such certificate to Warrantholder.

The Company shall not, by amendment of its certificate of incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issuance or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of the Warrants or this Agreement, and shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of Warrantholder under the Warrants and this Agreement against wrongful impairment.

No holder, as such, of any Warrant Certificate shall be entitled to vote, receive dividends or be deemed the holder of Common Stock which may at any time be issuable on the exercise of the Warrants represented thereby for any purpose whatever, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon the holder of any Warrant Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise), or to receive notice of meetings or other actions affecting stockholders or to receive dividend or subscription rights, or otherwise, until such Warrant Certificate shall have been exercised in accordance with the provisions hereof and the receipt and collection of the Exercise Price and any other amounts payable upon such exercise by the Company.  No provision hereof, in the absence of affirmative action by Warrantholder to purchase Warrant Shares shall give rise to any liability of such holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

If after the date hereof the Company shall issue Additional Shares of Common Stock (as defined below) for a consideration per share less than the Exercise Price (as of the date hereof, seventy five cents ($0.75) per share), then the Exercise Price in effect immediately prior to such issuance shall be reduced, concurrently with such issuance, to a price determined in accordance with the following formula:

EP2 = EP1 X (A+B) / (A+C)

For purposes of the foregoing formula, the following definitions shall apply:

(a)	“EP2” shall mean the Exercise Price in effect immediately after such issue of Additional Shares of Common Stock;
(b)	“EP1” shall mean the Exercise Price in effect immediately prior to such issue of Additional Shares of Common Stock;
(c)
“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (include all outstanding Convertible Notes) outstanding (assuming exercise of any outstanding Options therefore) immediately prior to such issue);

(d)
“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to EP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by EP1; and

(e)	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

“Options” shall mean rights, options or warrants to subscribe for, purchase, or otherwise acquire Common Stock or Convertible Securities.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued or deemed to be issued by the Company after the issuance date of this Note, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on shares of Common Stock;
(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, or other distribution on shares of Common Stock;
(iii)	shares of Common Stock or Options issued pursuant to the 2009 Stock Incentive Plan;
(iv)
shares of Common Stock issued upon the exercise of the Warrants which are issued or will be issued in connection with the financing of the Company contemplated as of the date hereof and issued in connection with any of the 9% Convertible Notes;

(v)
shares of Common Stock actually issued upon the exercise of Options or the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(vi)
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing, equipment leasing or other similar type of transaction.

If the Company shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue.

Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted in an adjustment to the Conversion Price, the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

For purposes of this Warrant, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)           Such consideration shall:

(i)             insofar as it consists of cash, be computed as the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(ii)            insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

(iii)           in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Company.

(b)           The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued relating to Options and Convertible Securities, shall be determined by dividing:

(i)             the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)            the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

Notwithstanding any of the foregoing, no adjustment shall be made to the Exercise Price as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least 51% of the then outstanding aggregate amount of Warrants agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

The Company hereby grants to the Holder the right of first refusal to purchase New Securities (as defined in the next paragraph) that the Company may, from time to time and in one or more transactions, propose to sell and issue. In connection with such right, the Company covenants and agrees to give Holder written notice (an "Offering Notice") specifying, in detail, the terms and conditions of any bona fide proposed sale of New Securities. The Holder shall have the right, for a period expiring at 11:59 PM (Pacific Time) on the twenty-first (21st) day after the giving of the Offering Notice (the "Exercise Period"), to purchase the New Securities for the price and on the terms and conditions specified in the Offering Notice. Such exercise shall be affected by the Holder purchasing the New Securities prior to the expiration of the Exercise Period. The Holder’s failure to exercise such right shall not result in the cancellation of Holder’s right of first refusal on any other proposed financing by the Company thereafter. The Company and the Holder agree to negotiate in good faith and finalize the documentation with respect to the purchase of New Securities within such time period.

The term "New Securities" as used in the preceding paragraph shall mean any offering and issuance by the Company of Common Stock or Convertible Securities and/or other rights exercisable for the issuance of Common Stock to or with any third party with the exception of (i) shares of Common Stock or Options issued pursuant to the 2009 Stock Incentive Plan; (ii) the 9% Convertible Notes and Warrants which are issued or will be issued in connection with the financing of the Company contemplated as of the date hereof; and (iii) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing, equipment leasing or other similar type of transaction.

The Company is obligated to register the resale of the Warrant Shares under the Securities Act  of 1933, as amended, pursuant to the terms of a Registration Rights Agreement of even date herewith between the Company and the Warrantholder.

This Warrant Certificate issued hereunder shall be governed by and construed in accordance with the laws of the state of Nevada and the federal laws of the United States applicable herein.

CLEARVIEW ACQUISITIONS, INC.

By: ___________________________
Name:
Title:

Form of Election to Purchase

The undersigned hereby irrevocably elects to exercise _________ of the Warrants evidenced by the attached Warrant Certificate to purchase Warrant Shares, and herewith tenders (or is concurrently tendering) payment for such Warrant Shares in an amount determined in accordance with the terms of the Warrant Agreement.  The undersigned requests that a certificate representing such Warrant Shares be registered in the name of _________, whose address is _________ and that such certificate be delivered to _________, whose address is _________.  If said number of Warrants is less than the number of Warrants evidenced by the Warrant Certificate (as calculated pursuant to the Warrant Agreement), the undersigned requests that a new Warrant Certificate evidencing the number of Warrants evidenced by this Warrant Certificate that are not being exercised be registered in the name of _________, whose address is _________ and that such Warrant Certificate be delivered to _________, whose address is _________.

Dated: , Name of holder of Warrant Certificate: (Please Print) Address: Federal Tax ID No.: ___________________ Signature:

Note:	The above signature must correspond with the name as written in the first sentence of the attached Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and if the certificate evidencing the Warrant Shares or any Warrant Certificate representing Warrants not exercised is to be registered in a name other than that in which this Warrant Certificate is registered, the signature above must be guaranteed.

Dated:                           ,

Schedule of Parties to Warrant

Name	Date	Shares
Gavin Arthur	February 11, 2009	24,662
Francis Breidenbach	February 11, 2009	24,692
Mark Dann	February 11, 2009	49,135
Equity Trust – Todd H. Smith, IRA	February 11, 2009	50,465
Kabir Kadre	February 11, 2009	37,848
Kabir Kadre	February 11, 2009	250,277
Ken Morgan	TBD(1)	58,693
Knapp Family Trust	February 11, 2009	17,657
Richard Osborne	February 11, 2009	183,708
Jason Wells	February 11, 2009	11,111
PJB Energy Solutions	February 11, 2009	121,924
David Kassie	February 11, 2009	602,314
James Osler	February 11, 2009	120,755
Ontario Ltd. (Tom Rand)	February 11, 2009	120,791
Rob Bose	February 11, 2009	120,901
Jeffrey Matusow	TBD(1)	120,901
June C. Bradley	February 11, 2009	120,901
Michael Bernstein	February 11, 2009	120,901
Derwing Capital Corp ( Bill Young)	February 11, 2009	180,804
Neil Weiss	February 11, 2009	239,976
Paul Conway	February 11, 2009	58,971
Richard Osborne	February 11, 2009	59,227
Quercus Trust	TBD(1)	581,492
Quercus Trust	TBD(1)	230,332
Quercus Trust	TBD(1)	344,621
Scott Fairley	February 11, 2009	69,056
Arthur Gavin	February 11, 2009	23,019
Charles Tally	TBD(1)	22,858
Laurance Hand	February 11, 2009	68,639
Andy Elliott	February 11, 2009	49,193
John Hubble	February 11, 2009	25,632
John Hubble	February 11, 2009	41,973
Paul Ward	February 11, 2009	96,732
George Burnett	February 11, 2009	44,680
Ian Gardner	February 11, 2009	145,536
PJB Energy Solutions	February 11, 2009	13,541
OJA LLC	January 22, 2009	300,000
Mark and Lisa Levin	January 29, 2009	200,000
OJA LLC	February 5, 2009	100,000
Balfour Management Group, Inc.	February 11, 2009	700,000

(1)  To be issued upon receipt of exchange documentation